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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                          Dated as of December 16, 2002

                                  by and among

                         TECHTRONIC INDUSTRIES CO. LTD.,

                              RAMC HOLDINGS, INC.,

                             TIC ACQUISITION CORP.,

                                       and

                            ROYAL APPLIANCE MFG. CO.
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                                TABLE OF CONTENTS

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                                                                                                                      PAGE
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ARTICLE I THE MERGER.............................................................................................       2
         SECTION 1.1 The Merger..................................................................................       2
         SECTION 1.2 Closing.....................................................................................       2
         SECTION 1.3 Effective Time..............................................................................       2
         SECTION 1.4 Effects of the Merger.......................................................................       2
         SECTION 1.5 Articles of Incorporation and Code of Regulations...........................................       3
         SECTION 1.6 Directors and Officers of the Surviving Corporation.........................................       3

ARTICLE II CANCELLATION AND CONVERSION OF SHARES; CONSIDERATION..................................................       3
         SECTION 2.1 Effect on Capital Stock.....................................................................       3
         SECTION 2.2 Company Stock Option Plans..................................................................       3
         SECTION 2.3 Exchange of Certificates;...................................................................       4
         SECTION 2.4 Certain Adjustments.........................................................................       6
         SECTION 2.5 Dissenters' Rights..........................................................................       6
         SECTION 2.6 Further Assurances..........................................................................       7

ARTICLE III REPRESENTATIONS AND WARRANTIES.......................................................................       7
         SECTION 3.1 Representations and Warranties of the Company...............................................       7
         SECTION 3.2 Representations and Warranties of Acquiror, Parent and Merger Sub...........................      24

ARTICLE IV PRE-CLOSING COVENANTS.................................................................................      25
         SECTION 4.1 Conduct of Business.........................................................................      25
         SECTION 4.2 Other Actions...............................................................................      28
         SECTION 4.3 Advice of Changes...........................................................................      28
         SECTION 4.4 No Solicitation by the Company..............................................................      28
         SECTION 4.5 Continued Availability of Funds; Evidence of Funds..........................................      29

ARTICLE V ADDITIONAL AGREEMENTS..................................................................................      30
         SECTION 5.1 Preparation of the Proxy Statement; Shareholders Meeting....................................      30
         SECTION 5.2 Access to Information; Confidentiality......................................................      31
         SECTION 5.3 Commercially Reasonable Efforts; Cooperation................................................      31
         SECTION 5.4 Director, Officer and Employee Indemnification..............................................      32
         SECTION 5.5 Public Announcements........................................................................      34
         SECTION 5.6 2002 Year-End Benefits......................................................................      34
         SECTION 5.7 Delisting...................................................................................      34

ARTICLE VI CONDITIONS PRECEDENT..................................................................................      34
         SECTION 6.1 Conditions To Each Party's Obligation To Effect The Merger..................................      34
         SECTION 6.2 Conditions to Obligations of Acquiror, Parent and Merger Sub................................      35
         SECTION 6.3 Conditions to Obligations of the Company....................................................      35
         SECTION 6.4 Frustration of Closing Conditions...........................................................      36

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER....................................................................      36
         SECTION 7.1 Termination.................................................................................      36
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                                       ii
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         SECTION 7.2 Effect of Termination.......................................................................      38
         SECTION 7.3 Fees and Expenses...........................................................................      39

ARTICLE VIII GENERAL PROVISIONS..................................................................................      39
         SECTION 8.1 Survival of Representations and Warranties..................................................      39
         SECTION 8.2 Notices.....................................................................................      39
         SECTION 8.3 Counterparts................................................................................      40
         SECTION 8.4 Specific Performance........................................................................      40
         SECTION 8.5 Entire Agreement; No Third-Party Beneficiaries..............................................      40
         SECTION 8.6 Governing Law...............................................................................      41
         SECTION 8.7 Assignment..................................................................................      41
         SECTION 8.8 Consent to Jurisdiction.....................................................................      41
         SECTION 8.9 Interpretation..............................................................................      41
         SECTION 8.10 Headings...................................................................................      41
         SECTION 8.11 Severability...............................................................................      41
         SECTION 8.12 Amendment..................................................................................      42
         SECTION 8.13 Extension; Waiver..........................................................................      42
         SECTION 8.14 Schedules..................................................................................      42

Appendix A -  Definitions

Exhibit 1  -  Voting Agreement

Exhibit 2  -  Form of Company Closing Certificate

Exhibit 3  -  Form of Parent Closing Certificate

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
                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 16, 2002, among ROYAL APPLIANCE MFG. CO., an Ohio corporation (the "Company"), TechTronic Industries Co., Ltd., a corporation organized under the laws of Hong Kong ("Parent"), RAMC HOLDINGS, INC., a Delaware corporation ("Acquiror"), and TIC ACQUISITION CORP., an Ohio corporation and a wholly owned subsidiary of Acquiror ("Merger Sub").

                                    RECITALS

      A. The respective Boards of Directors of the Company, Acquiror, Parent, and Merger Sub have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding common share, without par value, of the Company ("Company Common Stock"), other than (i) Dissenting Shares, (ii) any shares owned by any direct or indirect subsidiary of the Company and any Company Common Stock held in the treasury of the Company, or (iii) owned by Acquiror or an Affiliate of Acquiror will be converted into the right to receive the Merger Consideration;

      B. The respective Boards of Directors of the Company, Acquiror, Parent, and Merger Sub have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

      C. The Company, Acquiror, Parent, and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

      D. The Board of Directors of the Company has resolved to recommend the Merger to the holders of the Company Common Stock, has determined that the consideration to be paid for each share of Company Common Stock in the Merger is fair to the holders of such Company Common Stock, and has resolved to recommend that the holders of such Company Common Stock accept the Merger Consideration and approve this Agreement and each of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

      E. Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Acquiror's, Parent's and Merger Sub's willingness to enter into this Agreement, certain shareholders of the Company (the "Major Shareholders") have entered into Voting Agreements, dated as of the date of this Agreement, in the form attached hereto as EXHIBIT 1 (the "Voting Agreements") pursuant to which each such Major Shareholder has, among other things, agreed to vote the Company Common Stock held by such Major Shareholder for the Merger;

      F. The Board of Directors of Parent has resolved to recommend the Merger to the holders of shares of Parent Common Stock and the executive members of the Board of Directors of Parent have expressed their respective intentions to vote their shares of Parent Common Stock in favor of the Merger; and

      G. Currently with the execution and delivery of this Agreement, as a condition and inducement to Acquiror's, Merger Sub's and Parent's willingness to enter into this Agreement, the Company has entered into new employment agreements with each of the individuals listed on Section 6.3(d) of the Company Disclosure Schedule, which agreements are effective as of the Effective Time and which terminate each of those individuals' current employment and severance agreements. In exchange for the individuals' agreement to terminate their existing agreements and enter into the new agreements, such individuals will receive at the Effective Time, in the aggregate, $2.4 million.

      Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows. Capitalized terms used herein shall have the meanings referred to or set forth in Appendix A hereto.

                                    ARTICLE I
                                   THE MERGER

      SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio Statutes, Merger Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Merger Sub shall thereupon cease. Following the Effective Time, the Company shall be the surviving corporation (the "Surviving Corporation").

      SECTION 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in ARTICLE VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Kahn Kleinman, a legal professional association, 2600 Erieview Tower, 1301 East Ninth Street, Cleveland, Ohio 44114, or such other location as the parties hereto shall agree to in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

      SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable or prior to the Closing Date, the parties shall (i) file a Certificate of Merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the Ohio Statutes and (ii) make all other filings or recordings required under the Ohio Statutes. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio, or at such later date or time as the Company and Acquiror shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

      SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the Ohio Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 1.5 Articles of Incorporation and Code of Regulations. Subject to
Section 5.4, the articles of incorporation and code of regulations of Merger Sub shall be the articles of incorporation and code of regulations, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, however, that the name of the Surviving Corporation shall be "Royal Appliance Mfg. Co."

      SECTION 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II
              CANCELLATION AND CONVERSION OF SHARES; CONSIDERATION

      SECTION 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Merger Sub:

      (a) Cancellation of Treasury Stock and Company-Owned Stock. Each share of Company Common Stock that is (i) owned by any direct or indirect subsidiary of the Company, (ii) owned by Acquiror or an Affiliate of Acquiror, or (iii) held in the treasury of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

      (b) Conversion of Company Common Stock. Subject to SECTION 2.5 (Dissenters' Rights), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $7.37 in cash (the "Merger Consideration").

      (c) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

      (d) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than shares to be canceled in accordance with SECTION 2.1(A) and Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such certificate in accordance with SECTION 2.3.

      SECTION 2.2 Company Stock Option Plans. For purposes of this Agreement, the term "Option" means each unexercised option, warrant, phantom stock award or other security (including, without limitation, any "Company Stock Option," as hereafter defined). The Company shall take all actions necessary to ensure that, as of the Effective Time, each outstanding Company Stock Option, vested or unvested, exercisable or non-exercisable, shall be extinguished and converted into the right to receive a cash amount equal to the product of (x) the excess, if any, of the Merger Consideration minus the exercise price, if any, of each such

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Company Stock Option (the "Option Shares Merger Consideration"), multiplied by
(y) the aggregate number of shares of the Company Common Stock issuable upon the exercise in full of such Option at the Effective Time. The Company Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall be terminated as of the Effective Time. In addition, the Company shall take all action necessary to ensure that following the Effective Time no participant in the Company Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire or participate in changes in value of equity securities of the Company, the Surviving Corporation, Merger Sub or any of their respective subsidiaries and to terminate all such plans effective as of the Effective Time.

      SECTION 2.3 Exchange of Certificates; (a) Exchange Agent.

      (a) The Parties agree that National City Bank, or such other bank or trust company which the Parties may designate, shall act as agent (the "Exchange Agent") of Acquiror for purposes of, among other things, mailing and receiving transmittal letters and distributing to the Company shareholders (or holders of Company Stock Options) the proceeds payable to such holders under SECTION 2.1(B) (Conversion of Company Common Stock) or SECTION 2.2 (Company Stock Option Plans) above. Immediately prior to the Effective Time, Merger Sub (or the Company, as the Surviving Corporation) shall deposit, or shall cause to be deposited, with or for the account of the Exchange Agent, for the benefit of the holders of Certificates (as defined herein) cash in an aggregate amount (the "Exchange Fund") equal to the sum of (x) the product of (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock issued and outstanding at the Effective Time plus (y) the Option Shares Merger Consideration for all outstanding Options as of the Effective Time.

      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or deliver to each holder of record of a certificate or certificates or Options grant which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Options (the "Certificates") whose shares or options were converted into the right to receive the Merger Consideration or Option Shares Merger Consideration pursuant to SECTION 2.1(B) (Conversion of Company Common Stock) or SECTION 2.2 (Company Stock Option Plans), as applicable, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company and Acquiror may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration or Option Shares Merger Consideration, as applicable. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the amount of cash such holder has the right to receive pursuant to the provisions of this ARTICLE II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Company Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such

Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance pays any transfer or other taxes required by reason of the payment of the Merger Consideration or Option Shares Merger Consideration, as applicable, to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Acquiror that such tax has been paid or is not applicable. Until surrendered as contemplated by this
SECTION 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or Option Shares Merger Consideration, as applicable, that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this ARTICLE II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this ARTICLE II.

      (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration or Option Shares Merger Consideration, as applicable, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II, except as otherwise provided by law.

      (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed (including interest thereon) to the holders of the Certificates for six months after the Effective Time shall to the extent permitted by law, become the property of the Surviving Corporation. Any holders of the Certificates who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation, and only as a general creditor, for payment of their claim for Merger Consideration or Option Shares Merger Consideration, as applicable, and without interest. If any certificates representing any Company Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Entity), the payment in respect of such certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

      (e) No Liability. None of the Parties shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (f) Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund, as directed by the Surviving Corporation, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers acceptances, of commercial banks with capital exceeding $500 million, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation; provided, that any such investment or any such payment of earnings shall not delay the receipt by holders of Certificates of the Merger Consideration or Option Shares Merger Consideration, as the case may be, or otherwise impair such holders' respective rights hereunder.

      (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, (ii) evidence that such Person is the beneficial owner of the Certificate claimed by such Person to be lost, stolen or destroyed, and (iii) if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Option Shares Merger Consideration, as applicable.

      (h) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Stock Options such amounts (each a "Withholding Amount") as the Exchange Agent, Surviving Corporation, or Acquiror is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined), or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments with respect to Company Stock Options held by employees of the Company. To the extent that amounts are so withheld by the Exchange Agent, Surviving Corporation, or Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

      SECTION 2.4 Certain Adjustments. If after the date hereof and on or prior to the Effective Time, the outstanding shares of Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur (any such action, an "Adjustment Event"), the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

      SECTION 2.5 Dissenters' Rights.(a)

      (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by persons who shall have properly demanded payment of the fair cash value of such shares of Company Common Stock in accordance with Section 1701.85 of the Ohio Statutes (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration as provided in SECTION 2.1(B). Such persons shall be entitled only to such rights as are granted under Section 1701.85 of the Ohio Statutes, except that all Dissenting Shares held by persons who fail to perfect or who effectively withdraw or lose their rights as dissenting shareholders in respect of such shares under 1701.85 of the Ohio Statutes shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration, without interest thereon, upon surrender of the certificate therefor in the manner provided in SECTION 2.3.

      (b) The Surviving Corporation or the Company shall give Acquiror (i) prompt notice of any demands by dissenting shareholders received by the Company or the Surviving Corporation, withdrawals of such demands and any other instruments served on the Company or the Surviving Corporation and any material correspondence received by the Surviving Corporation or the Company in connection with such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Surviving Corporation shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Any funds paid to dissenting shareholders shall be paid out of the Exchange Fund to the extent such payment is equal to or less than the Merger Consideration and, if greater, the excess shall be paid out of the assets of the Surviving Corporation.

      SECTION 2.6 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized, to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and (ii) to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

      SECTION 3.1 Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered by the Company to Acquiror simultaneously with the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Acquiror, Parent, and Merger Sub as follows:

      (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and it has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect. The Company has made available to Acquiror prior to the execution of this Agreement complete and correct copies of its charter documents, each as amended to date.

      (b) Subsidiaries. SECTION 3.1(B) of the Company Disclosure Schedule contains a list of all the Subsidiaries of the Company. Except as set forth on
SCHEDULE 3.1(B) of the Company Disclosure Schedule, the Company does not own any stock of, or equity participation in, any Person. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and it has the requisite corporate power and authority to carry on its business as now being conducted. Each such Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect. The Company has made available to Acquiror prior to the execution of this Agreement complete and correct copies of its Subsidiaries' charter documents, each as amended to date. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary (i) have been validly issued and are fully paid and nonassessable, (ii) are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, taxes, charges, community property interests, conditions, equitable interests, liens, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (iii) are free of any other restriction (including any restriction on the right to vote, sell, transfer or otherwise dispose of such capital stock or other ownership interests), except in the case of clauses (ii) and (iii) for any Liens or restrictions that arise under federal or state securities laws or would not, individually or in the aggregate, have a Material Adverse Effect. There are no outstanding or authorized options, warrants, calls, subscriptions, rights or other agreements evidencing the right to purchase or subscribe for any shares of capital stock of a Subsidiary or obligating such Subsidiary to issue additional shares.

      (c) Capital Structure. The authorized capital stock of the Company consists of (i) 101,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock ("Company Preferred Stock"). At the close of business on December 13, 2002 (the "Stock Reference Date"): (i) 12,816,452 shares of Company Common Stock were issued and outstanding; (ii) 13,102,800 shares of Company Common Stock were held by the Company in its treasury; and (iii) 2,758,540 shares of Company Common Stock were subject to outstanding employee, consultants and directors stock options to purchase Company Common Stock or rights to receive Company Common Stock upon exercise of phantom stock awards (collectively, the "Company Stock Options") granted pursuant to the Company's incentive plans (collectively, the "Company Stock Plans"). On the Stock Reference Date, no shares of the Company Preferred Stock were issued or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (i) for changes since the Stock Reference Date resulting from the issuance of shares of Company Common Stock pursuant to the Company Stock Options and (ii) for outstanding rights issued pursuant to the Company Rights Agreement as defined herein, there are not issued, reserved for issuance or outstanding
(A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or (C) warrants, calls, options or other rights to acquire from the Company or any Subsidiary any capital stock or voting securities of the Company or any Subsidiary. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any such securities. Neither the Company nor any Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as shown in SECTION 3.1(C) of the Company Disclosure Schedule, there are no outstanding (A) securities of the Company or any Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, (B) warrants, calls, options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Subsidiary or (C) obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

      (d) Authority; No Conflict. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval (as defined in SECTION 3.1(S)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Acquiror, Parent, and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity. Except as shown on SECTION 3.1(D) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or passage of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under (i) the articles of incorporation or code of regulations of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in SECTION 3.1(E) applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect.

      (e) Consents. No Consent or approval of any Third Party is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except the Company Shareholder Approval. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, municipal or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity") or other Legal Requirement is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (1) the filing with the SEC of (A) a proxy statement relating to the Company Shareholders Meeting (the "Proxy Statement"), and (B) such reports under Sections 13(a), 13(d), 13(e), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (2) the filing of the

Certificate of Merger with the Secretary of State of the State of Ohio; (3) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act");
(4) such filings, consents, approvals, orders or authorizations, if any, required to be made or obtained pursuant to the laws of any non-U.S. jurisdiction relating to antitrust matters or competition ("Foreign Antitrust Laws"); and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a Material Adverse Effect or (y) reasonably be expected to materially impair or delay the ability of Company to perform its obligations under this Agreement.

      (f) Reports; Undisclosed Liabilities.

              (i) The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2001 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed, declared effective or mailed (as the case may be) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company (including the related schedules and notes thereto) included in the Company SEC Documents (or incorporated therein by reference) comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows and shareholders' equity for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

              (ii) As of September 30, 2002, the Company has no Indebtedness or other liabilities, except for liabilities, including Indebtedness: (a) reflected or reserved for on the Balance Sheet as of such date or disclosed in the notes thereto (or in the notes of the Company's audited financial statements as of December 31, 2001 if GAAP does not require such notes in interim financial statements), (b) relating to performance obligations, under Contracts in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on such Balance Sheet, (c) arising since September 30, 2002, which are both: (x) consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company; and
       (y) similar in nature and magnitude to liabilities customarily incurred, without specific authorization of the Board of Directors, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as the

     Company (in the "Ordinary Course of Business"), or (d) which, individually or in the aggregate, would not have a Material Adverse Effect.

       (g) Company Proxy Materials. All of the information supplied by the Company for inclusion in the Definitive Proxy Statement referred to in SECTION 5.1(A) will not, on the date when the Definitive Proxy Statement is first mailed to the Company's shareholders and the Definitive Proxy Statement, as then amended or supplemented, will not, on the date of the Company Shareholders Meeting referred to in SECTION 5.1(B) hereof or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company makes no representation or warranty regarding information furnished by Acquiror, Parent, or Merger Sub for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto). The Definitive Proxy Statement will comply as to form and, with respect to information supplied or to be supplied in writing by or on behalf of the Company for inclusion in the Definitive Proxy Statement, substance, in all material respects, with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

       (h) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or disclosed in the Company Disclosure Schedule, the Company and its Subsidiaries have since December 31, 2001 conducted their business only in the ordinary course, and there has not been (1) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock; (2) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options in accordance with their present terms or Company Stock Options issued in accordance with the terms of the Company Stock Plans; (3) (A) any granting by the Company or any of its Subsidiaries after December 31, 2001 to any current or former director, executive officer or other key employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the Ordinary Course of Business or as was required under any employment agreements in effect as of December 31, 2001, (B) any granting by the Company or any of its Subsidiaries after December 31, 2001 to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by the Company or any of its Subsidiaries after December 31, 2001 into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee; (4) except insofar as may have been disclosed in the Company Disclosure Schedule or required by a change in GAAP, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities, prospects or business; (5) any tax election that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or any settlement or compromise of any material income tax liability; (6) any change in the business, assets, financial condition or results of operations of the Company or its Subsidiaries or any other event which in any such case has had or could reasonably be expected to have a Material Adverse Effect; (7) any damage, destruction or loss, whether covered by insurance or not, with respect to any of the assets of the Company or any of its Subsidiaries having a Material Adverse Effect; (8) an entry into any agreement, commitment or transaction by the Company or any Subsidiary which is material to the Company and its Subsidiaries taken as a whole; (9) any change in the terms and conditions of the Company Stock Option Plans; (10) any redemption or other acquisition of Company Common Stock by the Company or any of the Subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Common Stock, except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans;
(11) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the Ordinary Course of Business; (12) (A) any settlement or compromise by the Company or any Subsidiary of any claim, litigation or other legal proceeding, other than in the Ordinary Course of Business and in an amount less than $100,000 or (B) any payment, discharge or satisfaction by the Company or any Subsidiary of any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the Ordinary Course of Business and consistent with past practice or with respect to any other such claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company; or (13) any agreement or commitment, whether in writing or otherwise, to take any action of the type described in this SECTION 3.1(H). Since December 31, 2001, the Company and the Subsidiaries have conducted their respective businesses in all material respects only in the Ordinary Course of Business, consistent with past custom and practice.

       (i) Compliance With Applicable Laws; Litigation. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the ownership or lease of the Real Property or the operation of the businesses of the Company and its Subsidiaries (collectively, the "Company Permits"), except where the failure to have any such Company Permits individually or in the aggregate would not have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are and since January 1, 2002 have been in compliance with the terms of the Company Permits and all Legal Requirements, except where the failure so to comply individually or in the aggregate would not have a Material Adverse Effect. The Company has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (1) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement or Company Permit, or (2) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, nor to the Company's Knowledge is there any basis for any such notice or other communication, other than, in each case, those the outcome of which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

       (j) Labor Matters.

              (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to Persons employed by the Company or any of its Subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of its

       Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. As of the date of this Agreement, (x) neither the Company or any of its Subsidiaries, nor any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and (y) there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or, to the Knowledge of the Company, threatened in writing.

              (ii) SECTION 3.1(J) of the Company Disclosure Schedule sets forth all employee benefit plans ("Company Benefit Plans") as defined in
       Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") and all other employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or to which the Company is obligated to contribute for employees, individuals other than Employees, or former employees. Each of the employee benefit plans, practices and arrangements set forth on SECTION 3.1(J) of the Company Disclosure Schedule shall hereafter be referred to as a "Plan" or "Plans" as the context may require.

              (iii) Copies of the following documents, with respect to each of the Plans, as applicable, have been delivered to Acquiror by the Company:
       (i) all plan and related trust documents, and amendments thereto; (ii) the most recent IRS Form 5500; (iii) the last IRS determination letter;
       (iv) summary plan descriptions; and (v) the most recent actuarial report.

              (iv) Neither the Company nor any trade or business (whether or not incorporated) which has been under common control or treated as a single employer with the Company under Section 414(b), (c) or (m) of the Code (an "ERISA Affiliate") has incurred, or is reasonably likely to incur, any liability under Title IV of ERISA or Section 412 of the Code and none of the Plans is a Multiemployer Plan, as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has incurred any Liability resulting from a complete or partial withdrawal from any Multiemployer Plan, and none of them has incurred, or is reasonably likely to incur, any liability due to the termination or reorganization of a Multiemployer Plan which has not been satisfied in full, and to the Company's Knowledge, no event has occurred that would subject the Company or any ERISA Affiliate to any such liability.

              (v) Each Plan complies with, and has been established, operated and administered in accordance with its terms and the requirements of, ERISA, the Code and other Legal Requirements and, there are no material pending or, to Company's Knowledge, threatened claims by, on behalf of or involving any plan administrator or any plan trustee (other than routine claims for benefits).

              (vi) Neither the Company nor any ERISA Affiliate has incurred any liability for any tax or penalty imposed by Section 4975 of the Code or
       Section 502(i) of ERISA with respect to any Plan.

              (vii) Each Plan which is intended to qualify under Section 401(a) of the Code has received an IRS determination letter concluding that such Plan so qualifies in form, and no event has occurred and no condition exists that, to the Company's Knowledge, would cause such Plan to lose its qualified status.

              (viii) Except as set forth on SECTION 3.1(J) of the Company Disclosure Schedule or as may be required under Section 4980B of the Code, or Section 601 of ERISA, the Company does not have any liability for post-retirement medical or life insurance benefits or coverage for any employee or former employee or any dependent of any such employee or former employee.

              (ix) Except as set forth on SECTION 3.1 of the Company Disclosure Schedule, the consummation of the Merger will not result in any increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable by the Company to or in respect of any employee or former employee or the beneficiary or dependent of any such employee or former employee under any Plan or Contract.

              (x) Except as set forth in SECTION 3.1(J) of the Company Disclosure Schedule, and assuming, with the permission of the Parent, Acquiror and Merger Sub, for the purposes of Section 162(m) of the Code only, that none of Acquiror, Parent or Merger Sub, prior to January 1, 2004, will issue any class of common equity securities required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended, no amount payable to any Employee or former Employee will fail to be deductible for Federal income tax purposes by reason of Section 162(m) or Section 280G of the Code.

              (xi) The Company has no separate Plans for the benefit of the Company's non-United States employees or United States employees located in a foreign jurisdiction.

       (k) Taxes.

              (i) Except as otherwise disclosed on Section 3.1(k) of the Company
       Disclosure: (1) the Company has filed (or joined in the filing of) when due all reports, returns, information returns, forms, declarations, claims for refund, statements or other information (including any amendments thereto and including any schedule or statement thereto) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Governmental Entity (each, "Tax Return") required by applicable Legal Requirements to be filed with respect to the Company and all Taxes shown to be due on such Tax Returns have been paid; (2) all such Tax Returns were true, correct and complete as of the time of each such filing; (3) all Taxes relating to periods ending on or before the date hereof owed by the Company (whether or not shown on any

       Tax Return) and required to have been paid, have been paid (except for Taxes which are being contested in good faith in appropriate proceedings diligently conducted); (4) any liability of the Company for Taxes not yet due and payable, or which are being contested in good faith in appropriate proceedings diligently conducted, has been provided for on the financial statements of the Company in accordance with GAAP; (5) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Governmental Entity; (6) since January 1, 1999, no claim has been made by any Governmental Entity in a jurisdiction where the Company does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Company's Knowledge is any such assertion threatened; (7) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (8) there has been no waiver or extension of any applicable statutes of limitation for the assessment or collection of any Taxes of the Company; (9) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (10) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company; (11) the Company has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (12) no property of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (13) the Company is not a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; (14) the Company has not filed any agreement or consent under Section 341(f) of the Code; and (15) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

              (ii) Except as disclosed in 3.1(k) of the Company Disclosure Schedule and assuming, with the permission of the Parent, Acquiror and Merger Sub, for the purposes of Section 162(m) of the Code only, that none of Acquiror, Parent or Merger Sub, prior to January 1, 2004, will issue any class of common equity securities required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended: (1) any amount that could be received (whether in cash or property or the vesting of property) as a result of the Transactions by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280(G)(b)(1) of the Code); and (2) the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company under any Contract, benefit plan, program, arrangement or understanding currently in effect.

       (l) Environmental Matters. Except as disclosed in SECTION 3.1(L) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries and, to the Knowledge of the Company, all real property owned, leased or operated by the Company and its Subsidiaries are in compliance with Environmental Laws, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; (ii) the Company and its Subsidiaries have obtained and currently possess and maintain all permits required by Environmental Laws (collectively, "Company Environmental Permits") for each of their respective operations, all such Company Environmental Permits are in good standing, and the Company and its Subsidiaries are in compliance with the terms and conditions of such Company Environmental Permits, except in each such case as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; (iii) neither the Company and its Subsidiaries nor any real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened Environmental Claim; (iv) neither the Company nor any of its Subsidiaries has generated, arranged for the disposal of or otherwise caused to be disposed of any Hazardous Material at any off-site location at which the Company and its Subsidiaries would reasonably be expected to be liable for undertaking or paying for any investigation or any other action to respond to the release or, to the Knowledge of the Company, threatened release of any Hazardous Material or would reasonably be expected to be required to pay natural resource damages, except in any such case as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; (v) no Company property or any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company and its Subsidiaries has been the subject of any treatment, storage, disposal, accumulation, generation, or release of Hazardous Materials in any manner which would reasonably be expected to give rise to liability under Environmental Laws or need to undertake any action to respond to such Hazardous Materials, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect;
(vi) there are no wetlands at any of the Company properties nor is any Company property subject to any current or, to the Knowledge of the Company, threatened environmental deed restriction, use restriction, institutional or engineering control, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; (vii) the Company has neither expressly, nor by operation of law, assumed or undertaken any liability arising under or related to any Environmental Claim; (viii) the Company is not required to give notice of or record or deliver to any Governmental Agency an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby; (ix) the Company and its Subsidiaries have made available to Parent all environmental audits, reports and other material environmental documents in their possession relating to their current and, to the extent the Company or its Subsidiaries have Knowledge that they are potentially liable, their formerly owned or operated properties, facilities or operations; (viii) no capital expenditures are presently required to maintain or achieve compliance with Environmental Laws, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (ix) to the Knowledge of the Company, there are no underground storage tanks, polychlorinated biphenyls ("PCB") or PCB-containing equipment, except for PCB or PCB-containing equipment owned by utility companies, or asbestos or asbestos-containing materials at any Company property, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

       As used in this Agreement:

       "Environmental Claims" means any and all administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees, judgments or other allegations of noncompliance with or liability or potential liability relating in any way to any Environmental Law or any Company Environmental Permit.

       "Environmental Laws" means all applicable federal, state, and local Laws, rules and regulations, orders, judgments, decrees and other legal requirements including, without limitation, common law relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sec. 9601 et seq.); the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sec. 180 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Sec. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sec. 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. Sec. 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. Sec. 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Sec. 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Sec. 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. Sec. 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.

       "Hazardous Material" means all substances, pollutants, chemicals, compounds, wastes, including, without limitation, petroleum and any fraction thereof, and bacteria, mold, fungi or other toxic growth, either regulated under Environmental Laws or otherwise potentially injurious to human health and the environment.

       (m) Opinion of Financial Advisor. The Company has received the opinion of its Financial Advisor, to the effect that, as of the date of its opinion, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock.

       (n) Takeover Statutes. The Company's Board of Directors, at a meeting duly called and held, has approved, for purposes of Chapter 1704 of the Ohio Revised Code, the Merger and the acquisition by Acquiror of the shares of common stock of the Surviving Corporation pursuant to the Merger. As of the date of this Agreement, except for Chapter 1704 of the Ohio Revised Code and Section 1701.831 of the Ohio Law, no "fair price," "business combination," "moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation enacted by any state apply to the Merger or the other transactions contemplated by this Agreement.

       (o) Finders' or Advisors' Fees. Except for its Financial Advisor, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

       (p) Intellectual Property; Software.

              (i) Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) the Company and its Subsidiaries own all right, title and interest in or have valid and enforceable rights to use, by license or other agreements, all of the Intellectual Property that is currently used in the conduct of the Company's or any of its Subsidiary's business, free of all liens, pledges, charges, options, rights of first refusal, security interests or other encumbrances of any kind, (2) no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property owned by such third Person or the Company or any of its Subsidiaries in connection with the business as currently conducted, including any claim or suit that alleges that any such Intellectual Property owned by the Company or any of its Subsidiaries infringes, impairs, dilutes or otherwise violates the rights of others, and the Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person's Intellectual Property, (3) neither the Company nor any of its Subsidiaries has threatened or initiated any claim or action against any third party with respect to any Intellectual Property, and (4) the Company has no Knowledge of any material conflicts with or infringements of any Intellectual Property of any third Person.

              (ii) For purposes of this Agreement, "Intellectual Property" means all (1) inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements, whether or not patentable; (2) United States and foreign issued patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof and all rights of priority therein; (3) United States, state and foreign trademarks, trade dress, service marks, service names, trade names, brand names, logo or business symbols, whether registered or unregistered, and pending applications (including intent to use applications) to register the foregoing, including all extensions and renewals thereof and all goodwill associated therewith; (4) United States and foreign copyrights and moral rights in writings, designs, software, mask works or other works, whether registered or unregistered, and pending applications to register the same, (5) technical, scientific, and other know-how, trade secrets, methods, processes, practices, formulas and techniques, computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in interpretive code, source code, object code or human readable form; (6) rights of publicity and privacy, "name and likeness" rights and other similar rights; (7) books and records kept in the ordinary course of the business describing or used in connection with any of the foregoing; and (8) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of any of the foregoing. Without limiting the foregoing, the Intellectual Property shall include the United States and foreign issued patents, patent applications, trademark registrations, trademark applications, copyright registrations and copyright applications, and the right to register the domain names as set forth in the Company Disclosure Schedule

       (q) Problems with Customers and Suppliers.

              (i) Section 3.1(q) of the Company Disclosure Schedule lists each of the Company's customers whose purchases from the Company constituted greater than 10% of the Company's revenue for the year ended December 31, 2001 and the nine months ended September 30, 2002 (each a "Major Customer") and the dollar amount of business done with each Major Customer in each such period. Section 3.1(q) of the Company Disclosure Schedule further lists each of the Company's vendors and suppliers, the dollar value of purchases constituted greater than 10% of the Company's revenue for the year ended December 31, 2001 and the nine months ended September 30, 2002 (each a "Major Supplier"), and the dollar amount of business done with each Major Supplier in each such period. The Company has furnished Acquiror, Parent and Merger Sub with complete and accurate copies or descriptions of all current agreements (written or unwritten) with such Major Customers and Major Suppliers. Except as set forth on
       Section 3.1(q) or the Company Disclosure Schedule, (1) the Company is not engaged in a material dispute with any Major Customer or Major Supplier,
       (2) there has been no material adverse change in the business relationship of the Company with any Major Customer or Major Supplier since September 30, 2002, and (3) no Major Customer or Major Supplier has indicated in writing or otherwise any material modification or change in the business relationship with the Company, including but not limited to, a reduction in the volume of business transacted by such Major Customer or Major Supplier, as the case may be, below historical levels.

              (ii) Since January 1, 2002: (1) no supplier or customer of the Company or any of its Subsidiaries has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, except for such cancellations and terminations that, individually or in the aggregate, have not had, or more likely than not are not expected to have, a Material Adverse Effect; (2) to the Knowledge of the Company, no supplier or customer of the Company or any of its Subsidiaries has provided written notice to the Company or any of its Subsidiaries of its intent either to terminate its relationship with the Company or any of its Subsidiaries or to cancel any material agreement with the Company or any of its Subsidiaries, except for such terminations and cancellations that would not, individually or in the aggregate, have, or will have, a Material Adverse Effect; (3) to the Knowledge of the Company, none of the suppliers of the Company or any of its Subsidiaries is unable to continue to supply the products or services supplied to the Company or any of its Subsidiaries by such supplier, except for such inabilities that, individually or in the aggregate, have not had, or will have, a Material Adverse Effect; and (4) the Company and its Subsidiaries have no direct or indirect ownership interest in any supplier or customer of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole.

       (r) Certain Business Practices. To the Knowledge of the Company, within the past five years, none of the Company, any of its Subsidiaries or any directors, officers, agents or employees of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, kickbacks entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other unlawful payment to any Person, private or public, regardless of form, whether in money, property, or services (1) to obtain favorable treatment in securing business,
(2) to pay for favorable treatment for business secured, (3) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (4) in violation of any Legal Requirement, (iv) established or maintained any fund or asset that has not been recorded in the books and records of the Company, or (v) made any other unlawful payment.

       (s) Real Estate.

              (i) Section 3.1(s) of the Company Disclosure Schedule contains a true correct and complete description of all owned and leased real estate and all leases, subleases, licenses and other occupancy agreements together with any amendments thereto, any option agreements and any subordination, nondisturbance and attornment agreements (the "Leases"), with respect to all real property leased or subleased by the Company or its Subsidiaries (the "Leased Real Estate" and, together with the owned real estate, the "Real Property"). Each Lease is in full force and effect, the Company and/or the Subsidiaries, as applicable and any other party thereto has performed all material obligations required to be performed by it to date under each of the Leases and neither the Company, the Subsidiary nor, to the Company's or Subsidiary's Knowledge, any other party thereto is in material default under any of the Leases (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default). No amount due under the Leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to any of the Leases. The Company has delivered to Parent true correct and complete copies of each Lease, and all amendments thereto, listed on Section 3.1(s) of the Company Disclosure Schedule, except to the extent otherwise noted therein.

              (ii) The covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments affecting the Real Property do not and will not, with respect to each Real Property, materially impair the Company's ability to use any such Real Property in the operation of the Company's business as presently conducted. There are no pending or, to the Company's Knowledge, threatened condemnation or similar proceedings affecting the Real Property

              (iii) All brokerage commissions and other compensation and fees payable by reason of the Leases have been paid in full except for such commissions and other compensation related to options or extensions in the Leases which are not yet exercised.

              (iv) To the Company's Knowledge, all improvements on the Real Property and the operations therein conducted conform in all material respects to all applicable Legal Requirements, including without limitation, health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, except for possible nonconforming uses or violations which do not and will not expose any person or property to injury or damage, materially and adversely affect any insurance coverage, give rise to strict liability, penalties or fines jeopardize any Permit or materially interfere with the present use, operation or maintenance thereof by the Company and its Subsidiaries as now used, operated or maintained, and which do not and will not materially and adversely affect the value thereof. To the Company's Knowledge, all buildings, structures, improvements and fixtures owned, leased or used by the Company or its Subsidiaries in the conduct of its business at the Real Property conform in all material respects to all applicable codes and rules adopted by national and local associations and boards of insurance underwriters; and all such buildings, structures, improvements and fixtures are in good operating condition and repair, free of leaks and other material defects and have not suffered any casualty or other material damage that has not been repaired in all material respects except to the extent that the same does not materially affect the Company's use and enjoyment of the Real Property.

              (v) There are no outstanding requirements or recommendations by any insurance company which has issued to the Company a policy covering the Real Property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on such property.

              (vi) Except as set forth in Section 3.1(s) of the Company Disclosure Schedule, the Company has not assigned any of its interests under any Lease, nor is any Real Property subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such property or any portion thereof. No option (to extend or reduce the term of any Lease, or reduce or expand the space conveyed under any sublease or to purchase the property leased under any such lease) has been exercised or has expired under any of the Leases, except options whose exercise or expiration have been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Parent with the corresponding Lease.

              (vii) The Real Property is all of the real property used by the Company or necessary for the conduct of its business as currently conducted.

       (t) Voting Requirements. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock at the Company Shareholders Meeting to adopt this Agreement (the "Company Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and the Merger and the transactions contemplated hereby.

       (u) Condition and Compliance of Property; Accounts.

              (i) The assets of the Company: (1) in the aggregate are adequate to conduct the operations of the Company in substantially the manner currently conducted, (2) are suitable for the purposes for which they are currently used, (3) have been maintained in accordance with the Company's historical practices since December 31, 2001, and (4) are in good condition, ordinary wear and tear excepted.

              (ii) Section 3.1(u) of the Company Disclosure Schedule correctly identifies each bank account, brokerage account and safety deposit box maintained by or on behalf or for the benefit of the Company.

       (v) Company Rights Agreement. The Rights Agreement dated as of October 23, 1993 between the Company and National City Bank, Cleveland, Ohio (the "Company Rights Agreement") has been amended to (i) render the Company Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Acquiror or its wholly owned Subsidiaries is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement, (y) a Distribution Date, a Triggering Event or a Share Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur solely by reason of the execution of this Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement and (z) ensure that the Company Rights Agreement will expire or otherwise terminate immediately prior to the Effective Time.

       (w) Board Recommendation. As of the date hereof, the Board of Directors of the Company has recommended that the shareholders of the Company vote for adoption of this Agreement.

       (x) Contracts. Except as disclosed in the Company SEC Documents, neither the Company nor any Subsidiary is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any agreement, contract or commitment that would be such a "material contract" but for the exception for contracts entered into in the ordinary course of business, (ii) any non-competition agreement or any other agreement or obligation which materially limits or will materially limit the Company from engaging in any line of business, (iii) any Lease, or (iv) any material agreement, contract or commitment to which the Company is a party that is not in the Ordinary Course of Business (collectively, "the Contracts"). With such exceptions as, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect, (x) each of the contracts, agreements and commitments of the Company is valid and in full force and effect and (y) neither the Company nor a Subsidiary has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such contract, agreement or commitment. To the Knowledge of the Company, no counterparty to any such contract, agreement or commitment has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both would constitute a default or other breach under the provisions of, such contract, agreement or commitment, except for defaults or breaches which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect. Neither Company nor any Subsidiary is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction. The Company has provided or made available to Parent a copy of each agreement described in item (i), (ii), (iii) or (iv) above.

       (y) Insurance. SECTION 3.1(Y) of the Company Disclosure Schedule sets forth a list of all insurance policies and all material fidelity bonds or other insurance service contracts (the "Insurance Policies") providing coverage for the properties or operations of the Company, the type and amount of coverage, and the expiration dates of the Insurance Policies. There is no claim by the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all Insurance Policies have been paid, and the Company has otherwise complied in all material respects with the terms and conditions of all the Insurance Policies. The Insurance Policies are valid and enforceable in accordance with their terms, are issued by an insurer that is financially sound and reputable, are in full force and effect and insure against risk and liabilities customary in the industry and as required by Legal Requirements and the Contracts. The Company has not received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith, or (ii) informing Company that any coverage listed on
SECTION 3.1(W) of the Company Disclosure Schedule will or may not be available in the future on substantially the same terms as now in effect.

       (z) Product Liability; Warranty. Except as disclosed in SECTION 3.1(Z) of the Company Disclosure Schedule:

              (i) there has not been during the past six (6) years from the date of this Agreement and there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature by any Governmental Entity against or involving any product, substance or material (collectively, a "Product"), or class of claims or lawsuits involving a Product manufactured, produced, distributed or sold by or on behalf of the Company which is pending or, to Company's Knowledge, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product manufactured, produced, distributed or sold by or on behalf of the Company, or any alleged failure to warn, or from any breach of express or implied specifications or warranties or representations (a "Product Claim");

              (ii) there has not been, nor is there under consideration or investigation by the Company, any Product recall, rework, retrofit or post-sale warning (collectively, recalls, reworks, retrofits and post-sale warnings are referred to in this Agreement as "Recalls") conducted by or on behalf of the Company concerning any Products manufactured, produced, distributed or sold by or on behalf of the Company or, to the Company's Knowledge, any Recall conducted by or on behalf of any entity as a result of any alleged defect in any Product supplied by the Company, other than rework, refurbishments, or refits arising in the Ordinary Course of Business; and

              (iii) there is no Product Claim pending or, to the Company's Knowledge threatened, on behalf of a customer of the Company or a consumer that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

       (aa) No Additional Representations or Warranties. Neither the Company nor any other Person makes any other express or implied representation on behalf of the Company other than as expressly set forth in this ARTICLE III.

       SECTION 3.2 Representations and Warranties of Acquiror, Parent and Merger Sub. Acquiror, Parent and Merger Sub each hereby represents and warrants to the Company as follows:

       (a) No Prior Activities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

       (b) Organization, Standing and Corporate Power. Each of Acquiror, Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted.

       (c) Authority; No Conflict. Each of Acquiror, Parent, and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, subject to approval by shareholders of Parent ("Parent Shareholder Approval"). The execution and delivery of this Agreement by Acquiror, Parent, and Merger Sub and the consummation by Acquiror, Parent, and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror, Parent, and Merger Sub, subject to Parent Shareholder Approval. This Agreement has been duly executed and delivered by Acquiror, Parent, and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror, Parent, and Merger Sub, enforceable against Acquiror, Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity. Except as set forth in SECTION 3.2(C) to the Acquiror disclosure schedule attached hereto (the "Acquiror Disclosure Schedule"), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, (i) the certificate incorporation, articles of organization or other charter documents of Acquiror or Parent or the articles of incorporation or code of regulation of Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Acquiror or Parent or their respective properties or assets or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to materially impair or delay the ability of Acquiror, Parent, or Merger Sub to perform their obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Acquiror, Parent or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror of the transactions contemplated hereby, except: (1) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (2) the filing of a pre-merger notification and report form by Acquiror and Parent under the HSR Act; (3) such filings, consents, approvals, orders or authorizations as may be required to be made or obtained pursuant to Foreign Antitrust Laws; (4) such filings, consents, approvals, orders or authorizations as may be required to be made or obtained pursuant to rules and regulations of the Stock Exchange of Hong Kong; and, (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to materially impair or delay the ability of Acquiror, Parent or Merger Sub to perform its respective obligations under this Agreement.

       (d) Proxy Materials. All of the information to be furnished by Acquiror, Parent or Merger Sub for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto) will not, on the date it is first mailed to the Company's shareholders, and the Definitive Proxy Statement, as then amended or supplemented, on the date of the Company Shareholders Meeting referred to in
SECTION 5.1(A) (Proxy Statement) or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Acquiror, Parent and Merger Sub make no representation or warranty regarding information furnished by the Company for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto). The information supplied or to be supplied in writing by or on behalf of Acquiror or Merger Sub for inclusion in the Definitive Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

       (e) Brokers. Except as set forth in SECTION 3.2(E) of the Acquiror Disclosure Statement, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror or Merger Sub.

                                   ARTICLE IV
                              PRE-CLOSING COVENANTS

       SECTION 4.1 Conduct of Business. Except as (i) set forth in SECTION 4.1 of the Company Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement or (iii) consented to by Acquiror, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the Ordinary Course of Business consistent with past practice and in compliance in all material respects with all applicable Legal Requirements and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations (other than internal organizational realignments), use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing and except as subject to the above exceptions, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

       (a) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of the Company Common Stock upon the exercise of the Company Stock Options under the Company Stock Plans or in connection with other awards under the Company Stock Plans, in each case, outstanding as of the Stock Reference Date, and in accordance with their present terms or issued pursuant to SECTION 4.1(B) or (z) except pursuant to agreements entered into with respect to the Company Stock Plans that are in effect as of the close of business on the Stock Reference Date or issued pursuant to SECTION 4.1(B), purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

       (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of Company Common Stock upon the exercise of the Company Stock Options or in connection with other awards under the Company Stock Plans (x) outstanding as the Stock Reference Date and in accordance with their present terms or granted after the date thereof in the Ordinary Course of Business consistent with past practice or (y) after consulting with Acquiror, otherwise granted after the date hereof;

       (c) amend its articles of incorporation, code of regulations or other comparable organizational documents, or, in the case of the Company, merge or consolidate with any Person;

       (d) acquire or agree to acquire, or dispose of or agree to dispose of, any material assets, either by purchase, merger, consolidation, sale of shares in any of its Subsidiaries or otherwise, except for (w) purchases of capital equipment in accordance with the previously approved capital expenditure budget, a complete and correct copy of which has been furnished to Acquiror, (x) purchase of inventory components and subsequent sale of inventory in the Ordinary Course of Business, consistent with past practice, (y) sale of obsolete equipment for fair market value, and (z) the sale of excess equipment in an amount in any single transaction or series of related transactions, not to exceed $3 million;

       (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien, abandon or otherwise dispose of any of its properties or assets other than in the Ordinary Course of Business consistent with past practice;

       (f) take any action that would cause the representations and warranties set forth in this Agreement to no longer be true and correct;

       (g) amend, modify or waive any provision of the Company Rights Agreement, and shall not take any action to redeem the rights issued thereunder or render the rights issued thereunder inapplicable to a transaction, other than to permit another transaction that the Board of Directors of the Company has determined in good faith, after consultation with outside counsel, is a Superior Proposal;

       (h) make any change in accounting methods or cash management;

       (i) (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its officers, directors or key employees, except in the case of key employees (who are not officers or directors) increases in the Ordinary Course of Business, or pursuant to Contracts in effect as of the date of this Agreement; or (ii) (A) adopt any new, (B) grant any award under, or (C) except as required by applicable Legal Requirements, amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing Company Benefit Plan; or (iii) enter into or modify or amend any employment or severance agreement with or, except as required by applicable Legal Requirements, grant any severance or termination rights to any officer, director or employee of the Company or any of its Subsidiaries; (iv) enter into any collective bargaining agreement or (v) make any loan to, or enter into any material transaction of any other nature with, any director, executive officer or key employee of the Company;

       (j) modify, amend or terminate in any material respect, any of its material Contracts or waive, release or assign any material rights or claims;

       (k) (i) incur or assume any Indebtedness other than Indebtedness with respect to working capital in amounts consistent with past practice; (ii) materially modify any Indebtedness or other Liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Subsidiary), other than immaterial amounts in the Ordinary Course of Business, and other than the endorsement of negotiable instruments for collection in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary advances to employees in accordance with past practice); or (v) enter into any material commitment or transaction;

       (l) make any material tax election (unless required by law) or settle or compromise any material income tax liability;

       (m) (i) waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, or (ii) pay, discharge or satisfy any proceeding, other than a payment, discharge or satisfaction (A) involving payments by the Company or its Subsidiaries of less than $1 million, or (B) for which liabilities are reflected on or are reserved against in the Company's most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports, but not to exceed the reserve therefor, in each case in complete satisfaction, and with a complete release, of such matter with respect to all parties to such matter, of actions, suits, proceedings or claims;

       (n) make any payment or incur any liability or obligation for the purpose of obtaining any consent from any third party to the transactions contemplated hereby;

       (o) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

       (p) accelerate the collection of receivables or defer the payment of payables or modify the payment terms of any receivables or payables, other than immaterial changes in a manner consistent with past practice, or sell, securitize, factor or otherwise transfer any accounts receivable other than consistent with past practice;

       (q) permit any purchase of Common Stock by the Company or any of its Subsidiaries at a price higher than the Merger Consideration;

       (r) fail to inform Parent of the occurrence of any event which to the Knowledge of the Company could reasonably be expected to result in a breach of any representation or warranty contained in Section 3.1; and

       (s) shall enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing;

provided that the limitations set forth in this SECTION 4.1 (other than clause
(c)) shall not apply to any transaction to which the only parties are the Company and any wholly owned Subsidiary or Subsidiaries of the Company.

       SECTION 4.2 Other Actions. Except as required by law, the Company, Parent and Acquiror shall not, and neither shall permit any of their respective Subsidiaries to, voluntarily take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE VI (Conditions Precedent) not being satisfied.

       SECTION 4.3 Advice of Changes. The Company and Acquiror shall give prompt oral and written notice to the other party of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause either (A) a Material Adverse Change, (B) any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time or (C) any failure of the Company, Acquiror or Parent, or any of their respective officers, directors, employees, agents or subsidiaries, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 4.3 shall not limit or otherwise affect the representations, warranties or remedies available hereunder to any party hereto.

       SECTION 4.4 No Solicitation by the Company.

       (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time, the Board of Directors of the Company determines in good faith, after consultation with such legal, financial and other advisors as it deems appropriate, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties under applicable law, the Company may, prior to the date of the Shareholders Meeting and in response to a Superior Proposal that was not solicited by it or that did not otherwise result from a breach of this SECTION 4.4(A), (x) furnish non-public information with respect to the Company and its Subsidiaries to any Person making or proposing to make a Superior Proposal pursuant to a confidentiality agreement and (y) participate in discussions or negotiations regarding such Superior Proposal.

       (b) In addition to the obligations of the Company set forth in paragraph
(a) of this SECTION 4.4, the Company shall immediately advise Acquiror orally and in writing of any request for information or of any Company Takeover Proposal and the material terms and conditions of such request or Company Takeover Proposal. The Company will keep Acquiror reasonably informed of the status and details (including amendments and proposed amendments) of any such request or Company Takeover Proposal.

       (c) Nothing contained in this SECTION 4.4 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

       (d) Notwithstanding the preceding provisions of this SECTION 4.4, the Company (i) may file this Agreement and any press release announcing this Agreement as exhibits to a Current Report on Form 8-K, and (ii) may, in private communications with third parties and in other public disclosures, make a statement to the effect that, consistent with its fiduciary obligations and subject to the terms of this Agreement, the Board of Directors of the Company has preserved its ability to respond to third parties, where appropriate.

       SECTION 4.5 Continued Availability of Funds; Evidence of Funds.

       (a) The Parent, directly or indirectly through the Acquiror or Merger Sub, shall at all times prior to the Closing Date, maintain on hand sufficient funds to pay the Merger Consideration (the "Financing").

       (b) The Parent shall provide to the Company upon execution of this Agreement and thereafter, as the Company may reasonably request, continuing financial and accounting evidence of their financial capacity to make the investments contemplated by this Agreement.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         SECTION 5.1 Preparation of the Proxy Statement; Shareholders Meeting.

         (a) Proxy Statement. In connection with the Company Shareholders Meeting contemplated by SECTION 5.1(B) below, the Company will prepare and file (after consultations with Acquiror) a preliminary proxy statement relating to the transactions contemplated by this Agreement (the "Preliminary Proxy Statement") and will use its commercially reasonable efforts to respond to the comments of the SEC thereon, and to cause a final proxy statement (such proxy statement the "Definitive Proxy Statement") to be mailed to the Company's shareholders, in each case as soon as reasonably practicable after providing Acquiror with reasonable opportunity to comment thereon. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Preliminary Proxy Statement or the Definitive Proxy Statement or for additional information, and will supply the others with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Definitive Proxy Statement or the Merger. If at any time prior to the Company Shareholders Meeting, (i) any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement, or (ii) any event should occur relating to Acquiror, Parent, or Merger Sub or any of their respective Affiliates, or relating to the plans of any such Persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the Financing of the transaction, in either case that should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement, then the Company or Acquiror (as applicable), will, upon learning of such event, promptly inform the other of such event and the Company shall prepare, file and, if required, mail such amendment or supplement to the Company's shareholders; provided that, prior to such filing or mailing the Company shall consult with Acquiror with respect to such amendment or supplement and shall afford Acquiror reasonable opportunity to comment thereon. Acquiror will furnish to the Company the information relating to Acquiror, Parent, and Merger Sub, their respective Affiliates and the plans of such Persons for the Surviving Corporation after the Effective Time of the Merger, and relating to the Financing, which is required to be set forth in the Preliminary Proxy Statement or the Definitive Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder.

         (b) The Company will take all action necessary in accordance with applicable law and its governing documents to duly call, give notice of, and, after SEC clearance of the Definitive Proxy Statement, convene a meeting of its shareholders (the "Company Shareholders Meeting") to consider and vote upon the adoption of this Agreement. The Board of Directors of the Company shall recommend such adoption and approval, and subject to fiduciary obligations under applicable law, shall not withdraw or modify such recommendation other than in compliance with SECTION 4.4(A) and SECTION 7.1(E) , or if the Fairness Opinion is withdrawn by Financial Advisor and the Company terminates this Agreement under SECTION 7.1(F), and shall take all lawful action necessary to obtain such shareholder approval.

         (c) Parent will take all action necessary in accordance with applicable law, including the rules and regulations of the Stock Exchange of Hong Kong, to obtain approval of the Merger by the shareholders of Parent. The disclosure statement or other communication sent by Parent to its shareholders shall contain (i) the recommendation of the Board of Directors of Parent that such shareholders vote in favor of the Merger and (ii) a statement that the executive members of the Board of Directors of Parent intend to vote their shares of Parent Common Stock in favor of the Merger.

         SECTION 5.2 Access to Information; Confidentiality. To the extent permitted by applicable law and subject to the Agreement dated October 2, 2002 between Acquiror and the Company (the "Confidentiality Agreement"), the Company shall, and shall cause each of its Subsidiaries to afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties (including access to perform environmental studies, if deemed necessary or appropriate by the Acquiror), books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to furnish promptly to Acquiror (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and Personnel as such other party may reasonably request. Any review pursuant to this SECTION 5.2 shall be for the purposes of confirming the accuracy of any representation or warranty contained in this Agreement given by the Company to Acquiror, Parent and Merger Sub. The Acquiror will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates, any non-public information in accordance with the terms of the Confidentiality Agreement.

         SECTION 5.3       Commercially Reasonable Efforts; Cooperation.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining of all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this SECTION 5.3(A) will limit or affect actions permitted to be taken pursuant to SECTION 4.2.

         (b) Each of Acquiror and the Company shall use their best efforts to file as soon as practicable notifications under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and to respond at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or the Merger and the other transactions contemplated by this Agreement. The parties to this Agreement will cooperate with the other party in connection with making any filing under the HSR Act and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement.

         SECTION 5.4       Director, Officer and Employee Indemnification.

         (a) Acquiror shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Effective Time were officers, directors or employees of the Company or its Subsidiaries (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or its Subsidiaries at any time prior to the Effective Time. With respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or its Subsidiaries at any time prior to the Effective Time. Acquiror agrees that, and Acquiror agrees to cause the Surviving Corporation to agree that, all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the respective articles of incorporation or regulations (or comparable organizational and governing documents) of the Company and its Subsidiaries as now in effect and any indemnification agreements or arrangements of the Company or its Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by law. In addition, the Surviving Corporation shall pay any expenses of any Indemnitee under this SECTION 5.4 as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law.

         (b) In the event any action is asserted or made, any determination required to be made with respect to whether an Indemnitee's conduct complies with the standards set forth under the Ohio Statutes, the applicable organizational documents of the Company or its Subsidiaries or any indemnification agreements or arrangements of the Company or its Subsidiaries, as the case may be, shall be made by independent legal counsel selected by the Acquiror and reasonably acceptable to the Indemnitee; provided, however, that nothing in this SECTION 5.4 shall impair any rights of any current or former director or officer of the Company or its Subsidiaries, including pursuant to the respective articles of incorporation or bylaws of Surviving Corporation or the Company, or their respective subsidiaries, under Ohio law or otherwise.

         (c) Each of Acquiror, the Surviving Corporation and the Indemnitee shall cooperate, and cause their respective affiliates to cooperate, in the defense of any action and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

         (d) For the six-year period commencing immediately after the Effective Time, Surviving Corporation shall either (i) maintain in effect the Company's current directors' and officers' liability insurance policies providing coverage as respects acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy ("D&O Insurance") on terms and at limits no less favorable to the Company's directors and officers currently covered by policies in effect on the date hereof or (ii) a directors' and officers' insurance policy for the exclusive benefit of those persons who are currently covered by the Company's directors' and officers' liability insurance policy from a financially sound and nationally reputable carrier which (1) is at least as favorable to the Persons currently covered by the Company's directors' and officers' liability insurance in effect as of the date hereof and (2) will at a minimum have the same terms and limits as the Company's directors' and officers' liability insurance policies in effect as of the date hereof; provided, however, that, if the Company's current directors' and officers' liability insurance expires, is terminated or is canceled during such six-year period, Acquiror shall, or shall cause the Surviving Corporation to, obtain directors' and officers' liability insurance covering such acts or omissions with respect to each such Person on terms and at limits no less favorable to the Company's directors and officers currently covered by policies in effect immediately prior to the date of such expiration, termination or cancellation, provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the estimated premium for 2003. The Company and Acquiror shall cooperate to make any arrangements necessary to obtain or continue such directors' and officers' liability insurance for such six-year period, including the prepayment any fees or premiums to the applicable insurance providers of such amounts as necessary to provide the coverage contemplated by this SECTION 5.4.

         (e) The provisions of this SECTION 5.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, such Indemnitee's heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

         (f) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this
SECTION 5.4.

         (g) The obligations of Acquiror and the Surviving Corporation under this SECTION 5.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this SECTION 5.4 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this SECTION 5.4 applies shall be third party beneficiaries of this SECTION 5.4).

         SECTION 5.5 Public Announcements. Acquiror and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and, subject to SECTION 4.4(D), shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing rules or listing agreement with any national securities or stock exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         SECTION 5.6 2002 Year-End Benefits. The Surviving Corporation agrees to make, if not previously paid prior to the Effective Time, payments under the Company's current incentive bonus and profit sharing plans with respect to the year ended December 31, 2002.

         SECTION 5.7 Delisting. Each of the parties hereto shall cooperate with each other in taking, or causing to be taken, all actions necessary to delist all of the Company Common Stock from the New York Stock Exchange and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         SECTION 6.1 Conditions To Each Party's Obligation To Effect The Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Shareholders' Approval. The Company Shareholder Approval and the Parent Shareholder Approval shall each have been obtained.

         (b) Governmental And Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity required of the Company, Acquiror, Merger Sub, or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken is reasonably expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, shall have been obtained in form and substance reasonably satisfactory to Acquiror.

         (c) No Injunctions Or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") affecting the Closing or seeking to prohibit the transactions contemplated under this Agreement shall be in effect; provided, however, that the parties asserting this condition shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

         (d) HSR Act. The waiting or similar period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act and any applicable Foreign Antitrust Law shall have expired or been terminated.

         SECTION 6.2 Conditions to Obligations of Acquiror, Parent and Merger Sub. The obligations of Acquiror, Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have, individually or in the aggregate, a Material Adverse Effect.

         (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects to all obligations required to be performed or complied by it under this Agreement at or prior to the Closing Date.

         (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any Material Adverse Change.

         (d) Dissenting Shares. Acquiror shall have received evidence, in form and substance reasonably satisfactory to it, that the number of Dissenting Shares shall constitute no greater than 10% of the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

         (e) Closing Certificate. The Acquiror shall have received on the Closing Date a closing certificate in the form of Exhibit 4 hereto dated the Closing Date and executed by the chief executive officer of the Company certifying to the fulfillment of the conditions specified in SECTIONS 6.1 and 6.2.

         (f) Resolutions, etc. The Acquiror shall have received from the Company a certificate, dated as of the Closing Date, of its secretary or assistant secretary as to (i) any resolutions of the Company authorizing the execution, delivery or performance of this Agreement, the Merger or any other related document; and (ii) the articles of incorporation and code of regulations of the Company, with any amendments thereto, in effect as of the date hereof, upon which the Acquiror may conclusively rely until it shall have received a further certificate of secretary of the Company canceling or amending such prior articles of incorporation.

         (g) Good Standing Certificate. The Company shall provide to the Acquiror a certificate of the Secretary of State of Ohio as to the Company's good standing.

         (h) Director Resignations. The Company shall deliver or cause to be delivered to the Acquiror letters of resignation executed by the directors of the Company effective as of the Effective Time.

         SECTION 6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Acquiror set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

         (b) Performance of Obligations of Acquiror, Parent and Merger Sub. Acquiror, Parent and Merger Sub shall have performed or complied in all material respects to all obligations required to be performed or complied by them under this Agreement at or prior to the Closing Date.

         (c) Exchange Fund Funding. On or prior to the Closing Date, but prior to the Effective Time, Parent, Acquiror or Merger Sub shall have deposited with the Exchange Agent the Exchange Fund.

         (d) Payment for Termination of Employment Agreement. Immediately prior to the Effective Time, Parent, Acquiror or Merger Sub shall have furnished cashiers' checks or wire transfers of funds to each of the employees listed on
Section 6.3(d) of the Company Disclosure Schedule in the aggregate amount of $2.4 million.

         (e) Closing Certificate. The Company shall have received on the Closing Date a closing certificate in the form of Exhibit 5 dated the Closing Date and executed by the chief executive officer of Parent certifying to the fulfillment of the conditions specified in SECTIONS 6.1 and 6.3.

         SECTION 6.4 Frustration of Closing Conditions. None of Acquiror, Parent or the Company may rely on the failure of any condition set forth in SECTION 6.1 (Conditions to Each Party's Obligation to Effect the Merger), SECTION 6.2 (Conditions to Obligations of the Acquiror),or SECTION 6.3 (Conditions to Obligations of the Company), as the case may be, to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to SECTION 5.3 (Commercially Reasonable Efforts; Cooperation).

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder
Approval:

         (a)      By mutual written consent of Acquiror and the Company;

         (b)      By either Acquiror or the Company:

                  (i) if the Merger shall not have been consummated by April 15, 2003; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement solely is the basis for the failure of the Merger to be consummated by such time;

                  (ii) if the Company Shareholder Approval shall not have been obtained at a Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

                  (iii) if any Restraint having any of the effects set forth in
         SECTION 6.1(C) shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this SECTION 7.1(B)(III) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint;

         (c) By Acquiror, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to a Material Adverse Effect relating to the Company and (A) is not cured within 30 days after written notice thereof or (B) is incapable of being cured by the Company;

         (d) By the Company, if Acquiror, Parent or Merger Sub shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform includes failure to fully fund the Exchange Fund and (A) is not cured within 30 days after written notice thereof or (B) is incapable of being cured by Acquiror;

         (e) By the Company upon the Company's execution of a binding agreement with a third party with respect to a Superior Proposal, provided that for any termination by the Company under this SECTION 7.1(E) to be effective, the Company must have complied with all provisions of this Agreement, including the notice provisions contained in SECTION 4.4(B) and paid the Termination Fee and expense reimbursement to Acquiror in accordance with SECTION 7.3;

         (f) by the Company if any event, circumstance, condition, fact, effect or other matter has occurred or exists which (i) would, or would be reasonably likely to give rise to the failure of any of the conditions to the obligations of the Parent, Merger Sub or Acquiror set forth in SECTION 6.1 OR 6.3; and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Acquiror;

         (g) by Acquiror if any event, circumstance, condition, fact, effect or other matter has occurred or exists which (i) would, or would be reasonably likely to give rise to the failure of any of the conditions of the Company set forth in SECTION 6.1 OR 6.2; and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

         (h)      by Acquiror if any of the following shall have occurred:

                  (i) any Person (other than Acquiror or any Subsidiary of Acquiror) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), a tender offer or exchange offer to purchase any Company Common Stock or securities convertible into such shares such that, upon consummation of such offer, such person would own or control 50% or more of the then outstanding Company Common Stock, and the Board of Directors of the Company, within ten Business Days after such tender or exchange offer shall have been so commenced, fails to recommend against acceptance of such tender or exchange offer by its shareholders;

                  (ii) the Company or any Subsidiary of the Company shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any Person (other than Acquiror or any Subsidiary of Acquiror) to (A) effect a merger, consolidation or similar transaction involving the Company or any of its material Subsidiaries, (B) sell, lease or otherwise dispose of assets of the Company or its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, tender offer, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power of the Company;

                  (iii) any Person (other than Acquiror or any Subsidiary of Acquiror) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding Company Common Stock, except for any Person that beneficially owns more than 15% of the outstanding Company Common Stock as of the date of this Agreement, unless such Person's beneficial ownership increases by more than 1% of the outstanding Company Common Stock; or

                  (iv) the Company's Board of Directors shall have withdrawn or modified in a manner adverse to Acquiror the recommendation of the Company's Board of Directors that the shareholders approve this Agreement and the Merger (an "Adverse Recommendation") (it being understood and agreed that any communication by the Company or the Company's Board of Directors to the shareholders that indicates that the Company's Board of Directors had determined not to withdraw or modify such recommendation, in whole or in part, because such action would or might give rise to a right on the part of Acquiror to terminate this Agreement and/or obligate the Company to pay the fee set forth in SECTION 7.3(B) shall nevertheless be deemed to be an Adverse Recommendation).

         SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Acquiror as provided in SECTION 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror or the Company, other than pursuant to the provisions of this SECTION 7.2, SECTION 7.3 and ARTICLE VIII, which provisions survive such termination; provided, however, that nothing herein shall relieve any party to this Agreement from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 7.3        Fees and Expenses.

         (a) Expenses. If this Agreement is terminated in connection with any of the circumstances described in SECTION 7.3(B), the Company shall reimburse Acquiror and Merger Sub for all reasonable out-of-pocket expenses and fees payable by Acquiror or Merger Sub in connection with the proposed financing of the Merger; provided, however, that the Company shall not be obligated to reimburse Acquiror and Merger Sub for expenses in excess of Seven Hundred Thousand Dollars ($700,000) in the aggregate. Any such required reimbursement shall take place on the later of the termination of this Agreement or submission of evidence of such incurred expenses to the Company.

         (b) Termination Fee. If this Agreement is terminated (i) pursuant to
SECTION 7.1(H) within two (2) Business Days after such termination, or (ii) pursuant to SECTION 7.1(E) on the date of such termination, the Company shall pay Acquiror a fee of Five Million Three Hundred Thousand Dollars ($5,300,000), by wire transfer to an account specified by Parent (the "Termination Fee").

         (c) Other Expenses. Except as provided otherwise in paragraph (a) above, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         SECTION 8.1 Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
SECTION 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to the Company, to: Royal Appliance Mfg. Co.
                                    7005 Cochran Road
                                    Glenwillow, Ohio  44139
                                    Facsimile No.: (440) 996-2027
                                    Attention:     Michael J. Merriman,
                                                   Chief Executive Officer
             with a copy to:        Kahn Kleinman, A Legal Professional
                                    Association
                                    2600 Erieview Tower
                                    1301 East Ninth Street
                                    Cleveland, Ohio 44114-1824
                                    Facsimile No.: (216) 623-4912
                                    Attention:     Marc H. Morgenstern, Esq. or
                                                   Michael A. Ellis Esq.

         (b) if to Acquiror, Parent or Merger Sub, to:

                                    TechTronic Industries Co, Ltd.
                                    24/F., CDW Bldg.,
                                    388 Castle Peak Rd.
                                    Tsuen Wan, N.T., Hong Kong
                                    Facsimile No.:    011-852-2413-0620
                                    Attention:        Horst Pudwill,
                                                      Chief Executive Officer

             with a copy to:        Willkie Farr & Gallagher
                                    787 Seventh Ave
                                    New York, NY 10019
                                    Facsimile No.:    212-728-9237
                                    Attention:        Bruce R. Kraus, Esq.


         SECTION 8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 8.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of SECTION 5.4 and SECTION 5.6, are not intended to confer upon any Person other than the parties any rights or remedies.

         SECTION 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to principles of conflict of laws thereof.

         SECTION 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party; provided, however, that RAMC Holdings, Inc. may assign its rights and obligations hereunder to Parent, or to any direct or indirect wholly-owned subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 8.8 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

         SECTION 8.9 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         SECTION 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 8.12 Amendment. This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval; provided, however, that after any such Company Shareholder Approval, there shall not be made any amendment affecting the Merger Consideration or that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 8.13 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of SECTION 8.11, waive compliance by any party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 8.14 Schedules. The Company has set forth information in the Company Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. Such information will qualify other sections hereof, and be deemed included in the Company Disclosure Schedule for such other section, only to the extent that such applicability is manifestly evident on the face of such disclosures. The fact that any item of information is disclosed in the Company Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement or is necessarily material.

                      [THIS SPACE LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                             ROYAL APPLIANCE MFG. CO.



                                             By: /s/ Michael J. Merriman
                                                  Name:  Michael J. Merriman
                                                  Title: Chief Executive Officer
                                                         & President


                                             RAMC HOLDINGS, INC.



                                             By: /s/ Horst Pudwill
                                                  Name:  Horst Pudwill
                                                  Title: President


                                             TIC ACQUISITION CORP.



                                             By: /s/ Horst Pudwill
                                                  Name:  Horst Pudwill
                                                  Title: President



                                             TECHTRONIC INDUSTRIES CO., LTD.



                                             By: /s/ Horst Pudwill
                                                  Name:  Horst Pudwill
                                                  Title: Chief Executive Officer

                                                                      APPENDIX A

                                   DEFINITIONS

For purposes of this Agreement:

         "Acquiror" has the meaning set forth in the Recitals.

         "Acquiror Disclosure Schedule" has the meaning set forth in Section 3.2(c).

         "Adjustment Event" has the meaning set forth in Section 2.4.

         "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

         "Agreement" has the meaning set forth in the Recitals.

         "Balance Sheet" means the consolidated balance sheet of the Company as of September 30, 2002.

         "Certificates" has the meaning set forth in Section 2.3(b).

         "Certificate of Merger" has the meaning set forth in Section 1.3.

         "Closing" has the meaning set forth in Section 1.2.

         "Closing Date" has the meaning set forth in Section 1.2.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the Recitals.

         "Company Benefit Plans" has the meaning set forth in Section 3.1(j).

         "Company Common Stock" has the meaning set forth in the Recitals.

         "Company Disclosure Schedule" has the meaning set forth in Section 3.1.

         "Company Permits" has the meaning set forth in Section 3.1(i).

         "Company Preferred Stock" has the meaning set forth in Section 3.1(c).

         "Company Rights Agreement" has the meaning set forth in Section 3.1(t).

         "Company SEC Documents" has the meaning set forth in Section 3.1(f).

         "Company Stock Options" has the meaning set forth in Section 3.1(c).

         "Company Shareholder Approval" has the meaning set forth in Section 3.1(t).

         "Company Shareholders Meeting" has the meaning set forth in Section 5.1(b).

         "Company Stock Plans" has the meaning set forth in Section 3.1(c).

         "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any (a) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (b) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (d) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

         "Confidentiality Agreement" has the meaning set forth in Section 5.2.

         "Consent" shall mean any approval consent, ratification, permission, waiver or authorization (including any License or Governmental authorization).

         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Dissenting Shares" has the meaning set forth in Section 2.5.

         "Effective Time" has the meaning set forth in Section 1.3.

         "ERISA" has the meaning set forth in Section 3.1(j).

         "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA.

         "Exchange Act" means the Securities Exchange Act of 1934.

         "Exchange Agent" has the meaning set forth in Section 2.3(a).

         "Exchange Fund" has the meaning set forth in Section 2.3(a).

         "Fairness Opinion" shall mean the opinion referenced in Section 3.1(m).

         "Financial Advisor" means NatCity Investments, Inc.

         "Foreign Antitrust Laws" has the meaning set forth in Section 3.1(e).

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Entity" has the meaning set forth in Section 3.1(e).

         "HSR Act" has the meaning set forth in Section 3.1(e).

         "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) the principal of and premium, if any, in respect of any indebtedness of such Person for money borrowed, (ii) the principal, premium, if any, and interest of such Person with respect to obligations evidenced by bonds, debentures, notes or, except for accrued liabilities arising in the Ordinary Course of Business, other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables which are not overdue or in default), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder,
(iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business which are not overdue or in default), (v) every capital lease obligation (determined in accordance with
GAAP) of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) every obligation to pay rent or other payment amounts of such Person with respect to any sale-leaseback transaction to which such Person is a party, payable through the stated maturity of such sale-leaseback transaction, (viii) factoring arrangements of such Person, whether or not such arrangements appear on the balance sheet of such Person; and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person the payment of which, in any case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

         "Indemnitees" have the meaning set forth in Section 5.4(a).

         "Insurance Policies" has the meaning set forth in Section 3.1(w).

         "Knowledge" means the actual knowledge of those individuals listed on
Section 6.3(d) of the Company Disclosure Schedule.

         "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution law, rule ordinance, permit, principle of common law, regulation, statute or treaty.

         "Liens" has the meaning set forth in Section 3.1(b).

         "Material Adverse Change" or "Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is, has had or is reasonably likely to have a material and adverse effect to the business, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence (i) relating to the economy or capital or securities markets of the United States or any other region in general, including changes in interest or exchange rates, (ii) resulting from entering into this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, or (iii) relating to its business, financial condition or results of operations that has been disclosed in writing to the other party prior to the date of this Agreement. The parties agree that termination of the employment of the Chief Executive Officer of the Company under circumstances that trigger the severance payment under Section 7A of his employment agreement, dated of even date herewith, shall constitute a Material Adverse Change.

         "Merger" has the meaning set forth in the Recitals.

         "Merger Consideration" has the meaning set forth in Section 2.1(b).

         "Merger Sub" has the meaning set forth in the Recitals.

         "Ohio Statutes" means the Ohio General Corporation Law.

         "Order" means any administrative award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity.

         "Ordinary Course of Business" has the meaning set forth in Section 3.1(f)(ii).

         "Parent" has the meaning set forth in the recitals.

         "Parent Shareholder Approval" has the meaning set forth in Section 3.2(c).

         "Permitted Liens" means, with respect to any asset, (i) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title (other than a Lien securing any Indebtedness) with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset; (ii) the matters set forth on
Section 3.1(v) of the Company Disclosure Schedule; (iii) unfiled mechanic's, materialmen's and similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and, for those existing on the date of the Balance Sheet, for which adequate reserves in accordance with GAAP are reflected on the Balance Sheet, or arose subsequent to September 30, 2002 in the Ordinary Course of Business; (iv) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings and, for those existing on the date of the Balance Sheet, for which adequate reserves in accordance with GAAP are reflected on the Balance Sheet, or arose subsequent to September 30, 2002 in the Ordinary Course of Business; and (v) liens securing rental payments under capital lease arrangements, which capital lease arrangements if existing on the date of the Balance Sheet were reflected on the Balance Sheet, or arose subsequent to the date of the Balance Sheet in the Ordinary Course of Business.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         "Preliminary Proxy Statement" has the meaning set forth in Section 5.1(a).

         "Product" has the meaning set forth in Section 3.1(z).

         "Product Claim" has the meaning set forth in Section 3.1(z).

         "Proxy Statement" has the meaning set forth in Section 3.1(e).

         "Restraints" has the meaning set forth in Section 6.1(c).

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933.

         "Stock Reference Date" has the meaning set forth in Section 3.1(c).

         "Subsidiary" of any Person means another Person of which sufficient voting securities, other voting ownership, or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) of such Person to elect at least a majority of its Board of Directors or other governing body are owned, directly or indirectly, by such first Person.

         "Superior Proposal" means any bona fide written offer for a Company Takeover Proposal by a Third Party that, the Board of Directors of the Company determines in good faith, has the good faith intent to proceed with negotiations and the financial and other capabilities to consummate the Company Takeover Proposal, taking into account, among other things, the legal, financial, regulatory and other aspects of such Company Takeover Proposal, (i) on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of its legal and financial advisors) is more favorable to the constituencies of the Company that may be considered by the directors of the Company under Section 1701.59(E) of the Ohio Statutes, and (ii) that is reasonably capable of being completed.

         "Surviving Corporation" has the meaning set forth in Section 1.1.

         "Taxes" means all (x) federal, state, local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, social security, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

         "Termination Fee" has the meaning set forth in Section 7.3(b).

         "Third Party" means any Person or group other than the Company, the Acquiror, Parent, Merger Sub or any of their respective Affiliates.

         "Withholding Amount" has the meaning set forth in Section 2.3(h).

                                                                       EXHIBIT 1

                                VOTING AGREEMENT

          THIS VOTING AGREEMENT, dated as of December 16, 2002 (this "Agreement"), is made by and among TechTronic Industries, Inc., a Hong Kong corporation ("Parent"), Richmont Capital Partners I, L.P., a Delaware limited partnership ("Richmont"), and E. Patrick Nalley, individually and as Trustee of the Eldon P. Nalley D/T/D January 18, 1993 ("Nalley" and, together with Richmont, each a "Shareholder" and collectively, the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, as of the date hereof, each of the Shareholders owns beneficially the number of common shares without par value (the "Company Common Shares") of Royal Appliance Mfg. Co., an Ohio corporation (the "Company"), in each case as set forth opposite such Shareholder's name on the signature page hereof (such shares, together with any Company Common Shares acquired by any Shareholder prior to the termination of this Agreement, are collectively referred to herein as the "Shares");

         WHEREAS, concurrently with the execution of this Agreement, Parent, RAMC Holdings, Inc., a Delaware corporation ("Acquiror"), TIC Acquisition Corp., an Ohio corporation and wholly owned subsidiary of Acquiror ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the "Merger"); and

         WHEREAS, as a condition to the willingness of the Company, Parent, Acquiror, and Merger Sub to enter into the Merger Agreement, Parent has requested each of the Shareholders to agree, and in order to induce Parent to enter into the Merger Agreement, such Shareholders are willing to agree, to vote in favor of adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

         Section 1.        VOTING OF SHARES.

                  (a) Until the termination of this Agreement in accordance with the terms hereof, each Shareholder hereby agrees that, at the Shareholders' Meeting of the Company or any other meeting of the shareholders of the Company, however called, each Shareholder will (i) appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum, and (ii) vote all of such Shareholder's Shares (A) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and (B) against any action or agreement that is inconsistent with the Merger or would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would reasonably be expected to result in any of the conditions to the Merger Agreement not being fulfilled. In addition, each Shareholder agrees that it will, upon request by the Parent, furnish written confirmation, in form and substance reasonably acceptable to Parent, of such Shareholder's vote in favor of the Merger Agreement and the Merger.

                  (b) In the event that any Shareholder fails to satisfy its obligations under clauses (a)(i) or (a)(ii) above, each Shareholder hereby grants Parent a power of attorney up to and through the termination of this Agreement to execute and deliver a proxy in the form attached hereto as Annex A for and on behalf of such Shareholder.

                  (c) Notwithstanding the foregoing, nothing in this Agreement shall (i) limit or restrict any Shareholder, or any affiliate thereof, from acting in his capacity as director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to any such Shareholder solely in his capacity as a Shareholder of the Company and (ii) nothing in this Agreement shall be interpreted as obligating the Shareholders to exercise any options to acquire Shares.

         Section 2. TRANSFER OF SHARES. Each Shareholder represents and warrants that it has no present intention of taking action to, prior to the termination of this Agreement, and shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), tender or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer (including by operation of law) or other disposition of any Shares. Notwithstanding anything to the contrary in clauses (a) and (c) above, any Shareholder may transfer any or all of its Shares; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person as to which any of such Shares or any interest in any of such Shares is or may be transferred shall have executed and delivered to each of the Company and Parent a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement.

         Section 3. PURCHASE OF SHARES. Each Shareholder agrees that it shall not directly or indirectly acquire additional Shares except pursuant to the exercise of any option to purchase Shares in which such Shareholder has an interest as of the date hereof.

         Section 4. AGREEMENT OF PARENT. Parent hereby covenants and agrees with the Shareholders that it shall take all reasonably necessary actions to ensure that immediately following the Effective Time, each Shareholder or its designee shall receive the Merger Consideration in immediately available funds with respect to the number of Shares for which such Shareholder is entitled to receive Merger Consideration pursuant to the terms of the Merger Agreement, provided that such Shareholder or its designee shall have surrendered to Parent a Certificate or Certificates evidencing such number of Shares together with a letter or letters of transmittal in accordance with Section 2.3 of the Merger Agreement, duly executed and completed in accordance with the instructions thereto.

         Section 5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDER. Each Shareholder hereby represents, warrants and covenants to Parent with respect to itself and its ownership of its Shares as follows:

                  (a) Shareholder has all legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) Shareholder is the beneficial owner of its Shares and will continue to be the beneficial owner of its Shares until the termination of this Agreement, except as permitted by Section 2 of this Agreement.

                  (c) This Agreement has been duly executed and delivered by such Shareholder.

                  (d) This Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally, by general equity principles, (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  (e) The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which Shareholder is trustee, (ii) conflict with or violate any law applicable to Shareholder or by which Shareholder or any of Shareholder's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of Shareholder, including, without limitation, Shareholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder's assets is bound or affected, except for any such breaches, defaults, conflicts, violations or other occurrences that would not prevent or delay the performance by Shareholder of Shareholder's obligations under this Agreement.

                  (f) Until the termination of this Agreement, Shareholder will not (and will use Shareholder's reasonable best efforts to cause the Company, its respective officers, directors and employees, and any investment banker, attorney, accountant or other advisor or representative of Shareholder or the Company or any of the same not to) (i) solicit, initiate or knowingly encourage (including by furnishing nonpublic information) any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to a Company takeover, (ii) participate in any discussions or negotiations in furtherance of such inquiries or to obtain a Company Takeover Proposal, or the making of any proposal that constitutes any Company Takeover Proposal, or (iii) or knowingly facilitate any effort or attempt to make or implement a

Company Takeover Proposal. Notwithstanding any provision of this Section 3(f) to the contrary, any Shareholder that is a member of the Company's Board of Directors may take actions in such capacity to the extent permitted by the Merger Agreement.

                  (g) Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

                  (h) Shareholder agrees to execute and deliver any additional documents necessary, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

                  (i) Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Shareholder.

         Section 6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to the Shareholders as follows:

                  (a) Parent is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent.

                  (b) (i) No filing with any governmental authority and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair Parent's ability to perform its obligations under this Agreement.

                  (c) Parent understands and acknowledges that the Shareholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

         Section 7. TERMINATION. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with the terms thereof, (iii) the mutual consent of the parties hereto, or (iv) the date set forth in Section 7.1(b)(i) of the Merger Agreement; provided that no such termination shall relieve any party of liability for a breach hereof prior to termination.

         Section 8. EXPENSES. Each party hereto shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entering into of this Agreement.

         Section 9.        MISCELLANEOUS.

                  (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

                  (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise without the prior written consent of the other parties hereto. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

                  (c) The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

                  (d) All notices, requests, claims, demands and other communications to be given under this Agreement shall be in writing and shall be deemed given (i) three (3) business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the fax is promptly confirmed by telephone confirmation thereof,
(iii) when delivered, if delivered personally to the intended recipient, and
(iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

                  if to the Shareholders: c/o Royal Appliance Mfg. Co.
                                          7005 Cochran Road
                                          Glenwillow, Ohio  44139-4303
                                          Attention: Chief Executive Officer
                                          Facsimile: (440) 996-2027

                  with a copy to:         Kahn Kleinman, a Legal Professional
                                          Association
                                          2600 Erieview Tower
                                          1301 East Ninth Street
                                          Cleveland, Ohio  44114
                                          Attention:  Marc H. Morgenstern, Esq.
                                          Facsimile:  (216) 623-4912

                  If to Parent:           Techtronic Industries Co. Ltd.
                                          24/F, CDW Bldg.
                                          388 Castle Peak Road
                                          Tsuen Wan, N.T.
                                          Hong Kong
                                          Attention:  Horst Pudwill, Chief
                                          Executive Officer
                                          Facsimile:  +852-2413-0620

                  With a copy to:         Willkie Farr & Gallagher
                                          787 Seventh Avenue
                                          New York, NY  10019
                                          Attention:  Bruce R. Kraus, Esq.
                                          Facsimile:  (212) 728-8111

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

                  (e) This Agreement shall be governed by, and construed in accordance with the laws of the State of Ohio, without giving effect to the choice of law provisions thereof.

                  (f) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (g) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  (h) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other members at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

                  (i) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  (j) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to the sections and paragraphs of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

                  (k) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

Shares held of Royal Appliance Mfg. Co.

                                        TECHTRONIC INDUSTRIES, INC.


                         0              By:
                                              Name: Horst Pudwill
                                              Its:  Chief Executive Officer

                                        RICHMONT CAPITAL PARTNERS I, L.P.


                  2,969,900             By:   J.R. Investment Corp.
                                        Its:   General Partner

                                              By:_____________________
                                                 Name: John Rochon
                                                 Its:  President

                  1,020,000

                                        E. PATRICK NALLEY, Individually and
                                        as Trustee of the Eldron P. Nalley D/T/D
                                        January 18, 1993

                                                                       EXHIBIT 2

                            ROYAL APPLIANCE MFG. CO.

                              OFFICER'S CERTIFICATE

         I, Michael J. Merriman, President and Chief Executive Officer of Royal Appliance Mfg. Co., an Ohio corporation ("Royal"), pursuant to Section 6.2(c) of the Agreement and Plan of Merger dated as of December ___, 2002 (the "Agreement), among Royal, TechTronic Industries Co., Ltd., RAMC Holdings, Inc. and TIC Acquisition Corp., do hereby certify, on behalf of Royal and solely in my capacity as Chief Executive Officer of Royal, that (i) the representations and warranties of Royal set forth in Section 3.1 of the Agreement are true and correct both when made (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representation and warranties to be so true and correct (without giving effect to any limitation as to materiality or "Material Adverse Effect" set forth therein) would not have, individually or in the aggregate, a Material Adverse Effect; and (ii) Royal has performed and has complied in all material respects with all covenants and agreements required by the Agreement to be performed or complied with by Royal on or prior to the date hereof.


         IN WITNESS WHEREOF, I have hereunto set my hand on this ___ day of _______________, 2003.



                                           _____________________________________
                                           Michael J. Merriman,
                                           President and Chief Executive Officer
                                           Royal Appliance Mfg. Co.

                                                                       EXHIBIT 3

                          TECHTRONIC INDUSTRIES CO. LTD

                              OFFICER'S CERTIFICATE

         I, Horst J. Pudwill, Chairman and Chief Executive Officer of TechTronic Industries Co., Ltd., a Hong Kong corporation ("Parent"), pursuant to Section 6.3(b) of the Agreement and Plan of Merger dated as of December ___, 2002 (the "Agreement), among Royal Appliance Mfg. Co., RAMC Holdings, Inc. and TIC Acquisition Corp., do hereby certify, on behalf of Parent and solely in my capacity as Chairman and Chief Executive Officer of Parent, that (i) the representations and warranties of Parent, Acquiror, and Merger Sub set forth in
Section 3.2 of the Agreement are true and correct both when made (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representation and warranties to be so true and correct (without giving effect to any limitation as to materiality or "Material Adverse Effect" set forth therein) would not have, individually or in the aggregate, a Material Adverse Effect; and (ii) Parent, Acquiror, and Merger Sub have performed and have complied in all material respects with all covenants and agreements required by the Agreement to be performed or complied with by Parent, Acquiror, and Merger Sub on or prior to the date hereof.


         IN WITNESS WHEREOF, I have hereunto set my hand on this ___ day of _______________, 2003.



                                        ____________________________________
                                        Horst J. Pudwill,
                                        Chairman and Chief Executive Officer
                                        TechTronic Industries Co., Ltd.